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                         WARBURG, PINCUS VENTURES, L.P.
                              466 Lexington Avenue
                             New York, NY 10017-3147
                     Tel: (212) 878-0600 Fax: (212) 878-9351


                                                           Strictly Confidential
                                                           ---------------------

March 23, 1999


Board of Directors
Knoll, Inc.
1235 Water Street
East Greenville, PA  18041

Dear Board of Directors:

         On behalf of Warburg, Pincus Ventures, L.P. ("Warburg") and certain members of the management ("Management") of Knoll, Inc. ("Knoll"), we are pleased to make a proposal to acquire all outstanding shares of Knoll common stock ("Common Stock") not owned by Warburg or Management for a cash price of $25.00 per share. We believe this proposal, which will enable Knoll's public stockholders to receive cash for all of their shares, is fair and beneficial to those stockholders. Our offer represents an approximate 64% premium over the Common Stock's closing market price on March 23, 1999 of $15.25 per share.

         Consummation of the acquisition would be subject to approval by the Board of Directors and stockholders of Knoll, as well as to the receipt of financing, the execution of a definitive




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Board of Directors
Knoll, Inc.
March 23, 1999
Page 2



merger agreement and other conditions customary in a transaction of this type. Upon completion of the acquisition, the Common Stock will cease to be listed on the New York Stock Exchange and will be de-registered under the Securities Exchange Act of 1934. We anticipate no problem in obtaining the financing necessary to complete the transaction.

         We wish to make it clear that we are not interested in selling our interest in Knoll and that there are no prospects of a sale of a controlling interest to a third party.

         Thank you for your consideration of this proposal. Should you or your advisors have any questions about this offer, we are prepared to provide such further information as may be required. We look forward to your response.

                                     Sincerely,

                                     WARBURG, PINCUS VENTURES, L.P.

                                     By: Warburg, Pincus & Co.,
                                          General Partner


                                     By: /s/ Jeffrey A. Harris
                                         -------------------------
                                         Name:  Jeffrey A. Harris
                                         Title: Managing Director